Exhibit 10.1

Marcus & Millichap, Inc.

Change in Control Policy

Objective: The purpose of this Change in Control Policy is to ensure that the equity ownership of senior management is protected upon (i) a possible change of control of the Company; and (ii) to align the Company’s policy with “best practices”.

General terms: Upon a “Change in Control” of Marcus & Millichap, Inc. (the “Company”) (Trigger #1) and either:

•	(A) a termination of Executive by the Company without “Cause” (as defined below) occurs within 12 months (possible Trigger #2a); OR

•	(B) a voluntary termination (with 30-days notice) by the Executive for “Good Reason” (as defined below) occurs within 12 months (possible Trigger #2b).

Roles Covered	Change in Control Benefits

Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer, Executive Vice Presidents/Group Managers & other C-Suite Executives; Non-Section 16 reporting Division Managers, Specialty Directors, Corporate Department heads and other senior executives designated by the Board

•  a lump sum of one full year of Annual Base Salary as of the date of termination;

•  a lump sum equal to the full amount of the target bonus for the full year in which the termination occurred or the previous year, whichever is less, to be calculated as if 100% of all corporate and personal performance objectives were achieved;

•  full acceleration of all outstanding and unvested RSU’s at the time of termination;

•  reimbursement for the full amount of the employer and employee share of the premiums for continued coverage of the employee and employee’s spouse and dependents under the Company’s Welfare Benefits, pursuant to COBRA as applicable, for a period of one year after the date of termination of this Agreement or until and to the extent the employee is covered by comparable Welfare Benefits, whichever occurs first, and in the event such continued coverage is not allowed by law or the Company’s Welfare Benefits plans, the employee shall be entitled to the cash equivalent of the premiums for such benefits; and

•  up to Twenty-Five Thousand Dollars ($25,000) toward appropriate executive-level outplacement or job search assistance during a period not to extend beyond December 31 of the second calendar year following the termination of employment.

And upon a “Change in Control” of the Company (single Trigger event), Members of the Board of Directors would be entitled to receive full acceleration of all outstanding and unvested RSA’s.

Definitions:

“Change in Control” means the occurrence of any of the following:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(b) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in (a), above in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under (a), above;

(c) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any Person (as defined below in (d)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(d) The consummation of any transaction as a result of which any Person, other than George Marcus, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2) a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3) the Company; and

(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the
Company; or

(e) A complete winding up, liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

“Good Reason” would be defined as one or more of the following occurring:

(a) the Company assigns to the Executive any duties inconsistent in any material respect with the Executive’s position prior to the Change in Control, including status, offices, titles, and reporting requirements, authority, duties or responsibilities or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof by the Executive; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute Good Reason;

(b) the Company materially reduces the Executive’s Annual Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally) or fails to provide the Executive with the benefits provided for prior to the Change in Control, each as the same may be increased from time to time, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c) the Company requires Executive to relocate to an office that is greater than thirty-five (35) miles from the Executive’s office as of the date of Change in Control, provided that the new office is more than thirty-five (35) miles from the Executive’s home, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

“Cause” would be defined as, any of the following:

(a) Executive’s conviction of, or plea of guilty to, a felony or crime involving moral turpitude;

(b) Executive’s personal dishonesty directly affecting the Business; Executive’s willful misconduct or gross negligence (which is not cured within 30 days after prior written notice to the Executive from the Company’s Board of Directors unless not curable or such misconduct or gross negligence is injurious to the Business);

(c) Executive’s breach of a fiduciary duty involving personal profit to the Executive;

(d) Executive’s commission of an act of fraud, embezzlement or misappropriation against the Company;

(e) Executive’s intentional failure to substantially perform duties after written notice to the Executive from the Company’s Board of Directors that, in the reasonable judgment of the Company’s Board of Directors the Executive has failed to perform Executive’s duties (except to the extent cured by Executive within 30 days following such written notice from the Company’s Board of Directors); or

(f) Executive’s breach of his or her employment agreement, including but not limited to, any breach of any applicable restrictive covenants.

Adopted: August 3, 2021

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